Exhibit 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666    FAX: 440/632-1700

www.middlefieldbank.bank

PRESS RELEASE

Company Contact:	Investor and Media Contact:
Thomas G. Caldwell President/Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3200 tcaldwell@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc Corp. Reports 2016 First Half Financial Results

MIDDLEFIELD, OHIO, July 20, 2016 ¿¿¿¿ Middlefield Banc Corp. (NASDAQ: MBCN) today reported financial results for the 2016 first-half and second quarter ended June 30, 2016.

2016 First Half Financial Highlights versus 2015 First Half:

•	Net income was up 8.9% to $3.4 million

•	Earnings per diluted share increased 14.0% to $1.73 per diluted share

•	Total net loans increased 17.8% to $573.4 million

•	Total interest income improved 4.6% to $14.8 million

•	Tangible stockholders’ equity improved 11.3 % to $32.47 per share

•	Tier 1 capital ratio remains strong at 9.11%

“The significant growth we experienced for the 2016 first half reflects an excellent second quarter of increased productivity from our new lenders, business managers and the recently opened Mentor LPO,” stated Thomas G. Caldwell, President and Chief Executive Officer. “These investments in our workforce and geographic expansion, helped us grow net loans at June 30, 2016 by 17.8% compared with the same period last year, which in turn allowed us to improve our efficiency ratio from 67.79% to 65.99%.

“I am pleased to report significant improvements in profitability for the 2016 first half as net income per diluted common share increased 14.0% to $1.73 and our tangible book value increased 11.3% to $32.47 per share. Net income for the 2016 second quarter increased 28.0% to a record $1.9 million, or $0.94 per diluted share, from $1.5 million, or $0.73 per diluted share for the 2015 second quarter. We are making progress executing the strategic plan we created last year as we grow our banking footprint, and increase our market share. We remain optimistic 2016 will experience asset and loan growth, and improved profitability.”

Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the 2016 six-month period were 10.62% and 0.92%, respectively, compared with 9.92% and 0.91% for the same period last year. For the 2016 second quarter returns on average equity (“ROE”) and average assets (“ROA”) were 11.78% and 1.03% respectively, compared with 9.54% and 0.85% for the 2015 second quarter.

Mr. Caldwell continued: “During the quarter, we began construction on a new branch in Sunbury, Ohio, which we expect to open in the 2016 third quarter. This will be our 11th full-service banking location and our third office in Central Ohio. We are excited to expand our presence in Central Ohio to Delaware County, which is 20 miles north of Columbus and is the fastest growing suburban county in the State of Ohio, and the 21st fastest in the U.S. As we grow our franchise, I am encouraged with our direction. Our two distinct Ohio markets have strong demographics and stable economies. We are working hard to grow Middlefield’s presence within our local communities, while providing our customers with a community bank that is safe, strong and committed.”

Income Statement

For the 2016 first half, net interest income increased 3.5% to $12.7 million, compared to $12.2 million for the same period last year. Year-to-date, the net interest margin was 3.82%, compared to 3.92% for the same period last year. Net interest income for the 2016 second quarter was $6.3 million, compared to $6.1 million for the 2015 second quarter. The net interest margin for the 2016 second quarter was 3.78%, compared to 3.83% for the same period of 2015. The 4.3% increase in net interest income for the 2016 second quarter was largely a result of an 8.1% increase in interest and fees on loans.

For the 2016 first half, noninterest income increased 18.4% to $2.1 million, compared to $1.8 million for the same period last year. Noninterest income for the 2016 second quarter was up 21.9% to $1.2 million primarily a result of gains on the sales of investment securities.

For the 2016 first half, noninterest expense increased 2.2% to $10.3 million, compared to $10.0 million for the same period last year. The increase in noninterest expenses were modest through the 2016 first half primarily because of a 5.8% reduction in 2016’s second quarter expenditures. Operating costs in the 2016 second quarter declined to $4.9 million from the 2015 second quarter’s $5.2 million and were down 7.9% from the 2016 first quarter.

“Our asset quality remains strong, as year-to-date net charge-offs have declined 62.1% from the same period last year,” said Donald L. Stacy, Chief Financial Officer. “The 22.0% year-over-year increase in second quarter nonperforming loans is mainly due to the 17.6% increase in our loan portfolio over this same time. Economic trends in our local communities remain stable and we continue to focus on managing risk and maintaining high quality lending practices. We had $21.1 million in cash and cash equivalents on our balance sheet at June 30, 2016 and net loans to total deposits of 91.3%. We were able to leverage the increase in noninterest expenses we experienced in the 2016 first quarter, and actually reduced operating costs sequentially and year-over-year. As a result, profitability increased significantly with strong improvements in ROA and ROE during the quarter. We expect stable profitability throughout the remainder of 2016 as we control expenses and grow our base of earning assets.”

Balance Sheet

Total assets at June 30, 2016 increased 7.7% to $760.1 million, from $705.5 million at June 30, 2015. Net loans at June 30, 2016 were $573.4 million, compared to $486.5 million at June 30, 2015. The 17.8% year-over-year increase in net loans was a result of loan growth in both residential and commercial mortgages, which increased 15.1% and 25.3%, respectively, as well as a 10.1% increase in commercial and industrial loans, partially offset by a 3.7% decline in real estate construction loans and a 17.5% decline in consumer installment loans.

Total deposits at June 30, 2016 increased 0.7% to $628.0 million from $623.5 million at June 30, 2015. The company continued to proactively manage its cost of funds and control deposit growth. The investment portfolio, which is entirely classified as available for sale, was $129.3 million June 30, 2016, compared with $157.6 million at June 30, 2015.

Stockholders’ Equity and Dividends

At June 30, 2016 tangible stockholders’ equity was $73.0 million an increase of 21.3% from $60.2 million at June 30, 2015. On a per share basis, tangible stockholders’ equity increased 11.3% to $32.47 at June 30, 2016 from $29.16 at June 30, 2015. Through the first six months of 2016, the company paid cash dividends of $0.54 per share, which was an increase of 1.9% over the same period last year. The dividend payout ratio for the 2016 six-month period was 32.4% compared to 34.7% for the same period last year.

At June 30, 2016, the company had a Tier 1 leverage ratio of 8.99%, down from 9.56% at June 30, 2015.

Asset Quality

The provision for loan losses for the 2016 second quarter was $0.1 million versus no provision for the same period last year. Nonperforming assets at June 30, 2016 were $10.6 million, compared to $10.1 million at June 30, 2015. Net charge-offs for the 2016 second quarter were $0.1 million, or 0.07% of average loans, annualized, compared to $0.1 million, or 0.08% of average loans, annualized for the same 2015 period. Year-to-date net charge-offs were $0.2 million, or 0.08% of average loans, annualized compared to $0.6 million, or 0.25% of average loans, annualized for the same period last year. The allowance for loan losses at June 30, 2016 stood at $6.4 million, or 1.10% of total loans, compared to $6.3 million or 1.29% of total loans at June 30, 2015.

The following table provides a summary of asset quality and reserve coverage ratios.

Asset Quality History

(dollars in thousands)

	6/30/2016	6/30/2015	12/31/2015	12/31/2014	12/31/2013
Nonperforming loans	$9,491	$7,777	$10,263	$9,048	$12,290
Real estate owned	$1,142	$2,308	$1,412	$2,590	$2,698

Nonperforming assets	$10,633	$10,085	$11,675	$11,638	$14,988

Allowance for loan losses	$6,366	$6,346	$6,385	$6,846	$7,046

Ratios:
Nonperforming loans to total loans	1.64%	1.58%	1.92%	1.92%	2.82%
Nonperforming assets to total assets	1.40%	1.43%	1.59%	1.72%	2.32%
Allowance for loan losses to total loans	1.10%	1.29%	1.20%	1.45%	1.62%
Allowance for loan losses to nonperforming loans	67.07%	81.60%	62.21%	75.66%	57.33%

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a bank holding company with total assets of $760.1 million at June 30, 2016. The bank operates 10 full service banking centers and an LPL Financial® brokerage office serving Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, and Westerville. The Bank also operates a Loan Production Office in Mentor, Ohio. Additional information is available at www.middlefieldbank.bank.

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

June 30, 2016 and 2015

(Dollar amounts in thousands)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
INTEREST INCOME
Interest and fees on loans	$6,317	$5,842	$12,490	$11,685
Interest-bearing deposits in other institutions	15	12	27	20
Federal funds sold	5	5	9	8
Investment securities
Taxable interest	290	379	630	774
Tax-exempt interest	750	805	1,540	1,564
Dividends on stock	28	23	57	50

Total interest income	7,405	7,066	14,753	14,101

INTEREST EXPENSE
Deposits	889	874	1,744	1,705
Short term borrowings	115	33	235	70
Other borrowings	20	23	37	46
Trust preferred securities	42	60	75	52

Total interest expense	1,066	990	2,091	1,873

NET INTEREST INCOME	6,339	6,076	12,662	12,228

Provision for loan losses	105	—	210	105

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,234	6,076	12,452	12,123

NONINTEREST INCOME
Service charges on deposits	491	470	938	911
Investment securities gains, net	252	22	303	46
Earnings on bank-owned life insurance	97	92	196	161
Gains on sale of loans	106	120	193	173
Other income	227	258	452	467

Total noninterest income	1,173	962	2,082	1,758

NONINTEREST EXPENSE
Salaries and employee benefits	2,283	2,560	5,063	4,920
Occupancy expense	292	291	627	640
Equipment expense	210	241	479	457
Data processing costs	322	261	594	511
Ohio state franchise tax	162	75	262	150
Federal deposit insurance expense	132	120	264	232
Professional fees	218	277	510	596
Loss (gain) on sale of other real estate owned	56	(40)	68	48
Advertising expense	203	195	398	391
Other real estate expense	85	268	131	333
Directors Fees	121	127	228	245
Core deposit intangible amortization	10	10	20	20
Appraiser fees	119	—	220	—
ATM fees	98	88	194	172
Other operating expense	604	744	1,195	1,313

Total noninterest expense	4,915	5,217	10,253	10,028

Income before income taxes	2,492	1,821	4,281	3,853
Provision for income taxes	566	316	868	720

NET INCOME	$1,926	$1,505	$3,413	$3,133

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

June 30, 2016 and 2015 and December 31, 2015

Balance Sheet (period end)	June 30, 2016	December 31, 2015	June 30, 2015
(Dollar amounts in thousands)	(unaudited)		(unaudited)
Assets
Cash and due from banks	$21,127	$22,421	$20,311
Federal funds sold	1,000	1,329	2,340

Cash and cash equivalents	22,127	23,750	22,651
Investment securities available for sale	129,295	146,520	157,577
Loans held for sale	496	1,107	398
Loans:	579,716	533,710	492,893
Less: reserve for loan losses	6,366	6,385	6,346

Net loans	573,350	527,325	486,547
Premises and equipment	9,727	9,772	10,019
Goodwill	4,559	4,559	4,559
Core deposit intangible	56	76	96
Bank-owned life insurance	13,337	13,141	13,253
Other real estate owned	1,142	1,412	2,308
Accrued interest receivable and other assets	6,019	7,477	8,110

Total Assets	$760,108	$735,139	$705,518

	June 30, 2016	December 31, 2015	June 30, 2015
Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	$126,045	$116,498	$109,732
Interest bearing demand deposits	64,361	57,219	59,128
Money market accounts	81,596	78,856	73,425
Savings deposits	173,014	180,653	179,353
Time deposits	183,024	191,221	201,886

Total Deposits	628,040	624,447	623,524
Fed funds purchased	414	—	—
Short-term borrowings	41,841	35,825	4,517
Other borrowings	9,825	9,939	10,465
Other liabilities	2,407	2,624	2,200

Total Liabilities	682,527	672,835	640,706

Common equity	47,675	36,191	35,854
Retained earnings	39,545	37,236	34,570
Accumulated other comprehensive income	3,879	2,395	1,122
Treasury stock	(13,518)	(13,518)	(6,734)

Total Stockholders’ Equity	77,581	62,304	64,812

Total Liabilities and Stockholders’ Equity	$760,108	$735,139	$705,518

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Per common share data
Net income per common share - basic	$0.94	$0.73	$1.74	$1.52
Net income per common share - diluted	$0.94	$0.73	$1.73	$1.52
Dividends declared	$0.27	$0.27	$0.54	$0.53
Book value per share (period end)	$34.53	$31.42	$34.53	$31.42
Tangible book value per share (period end)	$32.47	$29.16	$32.47	$29.16
Dividend payout ratio	31.00%	36.74%	32.35%	34.70%
Average shares outstanding - basic	2,051,137	2,058,986	1,964,657	2,056,338
Average shares outstanding - diluted	2,059,411	2,068,313	1,973,179	2,065,928
Period ending shares outstanding	2,246,904	2,062,649	2,246,904	2,062,649

Selected ratios
Return on average assets	1.03%	0.85%	0.92%	0.91%
Return on average equity	11.78%	9.54%	10.62%	9.92%
Yield on earning assets	4.37%	4.41%	4.42%	4.48%
Cost of interest bearing liabilities	0.77%	0.75%	0.76%	0.72%
Net interest spread	3.60%	3.66%	3.66%	3.76%
Net interest margin	3.78%	3.83%	3.82%	3.92%
Efficiency	62.23%	70.00%	65.99%	67.79%
Tier 1 capital to average assets	8.99%	9.56%	8.99%	9.56%

	June 30, 2016	June 30, 2015
Commercial and industrial	$60,451	$54,927
Real estate - construction	16,039	16,647
Real estate - mortgage:
Residential	251,553	218,584
Commercial	247,176	197,284
Consumer installment	4,497	5,451

	$579,716	$492,893

Asset quality data	June 30, 2016	June 30, 2015
(Dollar amounts in thousands)

Non-accrual loans	$6,662	$5,780
Troubled debt restructuring	2,829	1,997

Nonperforming loans	9,491	7,777
Other real estate owned	1,142	2,308

Nonperforming assets	$10,633	$10,085

Allowance for loan and lease losses	$6,366	$6,346
Allowance for loan and lease losses/total loans	1.10%	1.29%
Net charge-offs:
Quarter-to-date	96	101
Year-to-date	229	605
Net charge-offs to average loans, annualized
Quarter-to-date	0.07%	0.08%
Year-to-date	0.08%	0.25%
Nonperforming loans/total loans	1.64%	1.58%
Allowance for loan and lease losses/nonperforming loans	67.07%	81.60%